American Century Government Income Trust

AMENDMENT NO. 2 TO RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 28th day of July, 2017, by and between AMERICAN CENTURY GOVERNMENT INCOME TRUST, a Massachusetts business trust and registered investment company (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Restated Management Agreement effective as of August 1, 2011, and amended April 10, 2017 (“Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of new R6 Class of shares for the series of shares titled Inflation-Adjusted Bond Fund; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of new G Class of shares for the series of shares titled Inflation-Adjusted Bond.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule C. Schedule C to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule C attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

American Century Government Income Trust

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.	AMERICAN CENTURY GOVERNMENT INCOME TRUST
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Government Income Trust                    Schedule C

Schedule C

Complex Fee Schedules

	Rate Schedules
Complex Assets	All Other Classes	R5 Class	G Class/ R6 Class	I Class	Y Class
First $2.5 billion	0.3100%	0.1100%	0.0600%	0.2100%	0.1100%
Next $7.5 billion	0.3000%	0.1000%	0.0500%	0.2000%	0.1000%
Next $15.0 billion	0.2985%	0.0985%	0.0485%	0.1985%	0.0985%
Next $25.0 billion	0.2970%	0.0970%	0.0470%	0.1970%	0.0970%
Next $25.0 billion	0.2870%	0.0870%	0.0370%	0.1870%	0.0870%
Next $25.0 billion	0.2800%	0.0800%	0.0300%	0.1800%	0.0800%
Next $25.0 billion	0.2700%	0.0700%	0.0200%	0.1700%	0.0700%
Next $25.0 billion	0.2650%	0.0650%	0.0150%	0.1650%	0.0650%
Next $25.0 billion	0.2600%	0.0600%	0.0100%	0.1600%	0.0600%
Next $25.0 billion	0.2550%	0.0550%	0.0050%	0.1550%	0.0550%
Thereafter	0.2500%	0.0500%	0.0000%	0.1500%	0.0500%

Series	Investor Class	R5 Class	A Class	C Class	G Class	R Class	R6 Class	I Class	Y Class
➢Capital Preservation Fund	Yes	No	No	No	No	No	No	No	No
➢Ginnie Mae Fund	Yes	Yes	Yes	Yes	No	Yes	No	Yes	No
➢Inflation-Adjusted Bond Fund	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
➢Short-Term Government Fund	Yes	Yes	Yes	Yes	No	Yes	No	Yes	No
➢Government Bond Fund	Yes	Yes	Yes	Yes	No	Yes	No	Yes	No